UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 10, 2008

TradeStation Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	000-31049	650977576
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8050 SW 10th Street, Suite 4000, Plantation, Florida		33324
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(954) 652-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers: On March 10, 2008, the Compensation Committee of the Board of Directors of TradeStation Group, Inc. (the "Company") approved for the Company's Chief Executive Officer and President, Salomon Sredni, Chief Financial Officer, David Fleischman, and all other "Section 16" officers, including the other "named executive officers" (Chief Growth Officer and President of TradeStation Securities, Inc., Joseph Nikolson, and General Counsel of the Company, Marc Stone), a cash bonus compensation plan for 2008 performance. The Board of Directors approved the Chief Executive Officer’s cash bonus compensation plan on March 10, 2008 following the Compensation Committee’s approval and recommendation to the Board of the part of the plan that applies to the Chief Executive Officer.

For all officers other than the Chief Executive Officer, 80% of the potential cash bonus will be based on Company 2008 financial performance (which will have thresholds of "acceptable," "very good" and "exceptional"), and 20% will be discretionary, based upon the Chief Executive Officer’s subjective evaluation of each officer’s individual 2008 performance (also as "acceptable," "very good" or "exceptional"). For the Chief Executive Officer, 100% of the potential cash bonus will be based on Company 2008 financial performance. The plan is designed to provide no company-performance-based or discretionary bonus if both 2008 Company and individual performance are deemed no more than "acceptable," sets a target of 30% of the officer’s 2008 base salary if 2008 Company and individual performance are both deemed to be at least "very good," and sets an amount that is 150% of that target (or 45% of the officer’s 2008 base salary) if both 2008 Company and individual performance are deemed "exceptional." With respect to Company performance measurements, the officer can earn a percentage of the target, on a prorated basis, if the Company performance is between the "acceptable" and "very good" levels, and, if the target is exceeded, can earn a percentage of the "exceptional" amount, on a prorated basis, if the Company performance is between "very good" and "exceptional." The subjective discretionary portion, discussed in more detail below, is not prorated.

The financial performance measurements that will be used to determine 100% of the potential bonus of the Chief Executive Officer and 80% of the potential bonus of the other officers (the "Formula Bonus") are the same for all officers, including the Chief Executive Officer. Two separate 2008 financial performance measurements will be used to determine the Formula Bonus, which will be considered independently and will each account, separately, for up to half the amount (if any) of the Formula Bonus. The two 2008 financial performance measurements are (i) the percentage, if any, by which the Company’s 2008 brokerage commissions and fees (the largest component of the Company’s net revenues) exceeds 2007 brokerage commissions and fees, with a 25% increase deemed "acceptable," a 30% increase deemed "very good," and a 35% increase deemed "exceptional," and (ii) the Company’s 2008 earnings per share (diluted), with 72 cents deemed "acceptable," 78 cents deemed "very good," and 90 cents deemed "exceptional." Also, in determining earnings per share (diluted) for this purpose, adjustments will be made, as necessary, to remove the effects of any increase or decrease in the federal funds target rate of interest (which directly affects the interest income component of the Company’s net revenues) that is different than the interest rate assumptions the Company used and disclosed in its 2008 full year Business Outlook, which was published in the Company’s February 19, 2008 earnings press release and a Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on that date. No other adjustments will be made in calculating earnings per share (diluted) for this purpose.

With respect to officers other than the Chief Executive Officer (to which the following statement is irrelevant), qualifying for the Formula Bonus in whole or in part does not entitle any officer to any part of the discretionary portion of the bonus, and failure to qualify for any part of the Formula Bonus does not preclude any officer from receiving the maximum or any part of the discretionary portion. With respect to the discretionary portion, the Chief Executive Officer will, as mentioned above, classify, based on his subjection evaluation, 2008 performance of each officer as meeting one of three levels: "acceptable," "very good," or "exceptional." No discretionary portion shall be earned by any officer whose performance is classified as "acceptable," an amount equal to 6% (i.e., 30% of 20%) of the officer’s 2008 base salary will be paid if the officer’s 2008 performance is classified as "very good," and 9% (i.e., 45% of 20%) of the officer’s 2008 base salary will be paid if the officer’s 2008 performance is classified as "exceptional." The Chief Executive Officer’s subjective evaluations and recommendations regarding the other officers’ discretionary portion of the bonus shall be presented to the Compensation Committee for final approval. In combining the Formula Bonus and the discretionary portion, the maximum amount of any cash bonus that may be earned under the plan is 45% of the officer’s 2008 base salary.

In the Company's Current Report on Form 8-K filed with the SEC on January 9, 2008, the Company reported in Item 5.02(e) thereof (i) the base salaries for 2008, (ii) the cash bonuses for 2007 and (iii) the share-based awards (i.e., equity compensation), which were granted on January 18, 2008 as part of the Company's annual grant of share-based awards, for the Company's Chief Executive Officer and President, Chief Financial Officer and other "named executive officers."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TradeStation Group, Inc.

March 12, 2008	By:	/s/ Marc J. Stone

Name: Marc J. Stone
Title: General Counsel